EXHIBIT 10.1

Triumph Investment Managers, LLC
Coldstream Park ∙ 116B South River Road ∙ Bedford, NH 03110
(603) 668 – 2301

April 28, 2011

CONFIDENTIAL TREATMENT REQUESTED

Triumph Investment Managers LLC

Engagement Agreement with First Security Group, Inc. and FSGBank, N.A.

This Engagement Agreement (the “Agreement”) sets forth the principal terms and conditions whereby Triumph Investment Managers, LLC (“TIM”) is to assist the management and board of directors of First Security Group, Inc. (“First Security” or the “Company” and FSGBank (the “Bank,” and, collectively with the Company, “FSGI”)  with strategic advisory services (“Advisory Services”) designed to assist the management of the Company and Bank in the process of improving the current business strategies and fundamental banking processes in order to create a profitable, diversified, and core-funded regional bank franchise. As part of the Agreement, TIM and FSGI contemplate the development of a business plan that may include a proposal for realigning FSGI’s organizational structure and operational strategies to foster greater accountability, and the development of a relationship-based banking philosophy.

Personnel

TIM will provide two senior professionals and one analyst to the project, who will devote such of their business time to the project as deemed necessary by TIM and FSGI in order to facilitate the execution of the engagement.  They may devote the remainder of their time to other matters unrelated to FSGI; provided, however, that TIM shall not provide the same or similar Advisory Services as contemplated in this Agreement to any other financial institution in the Bank’s market area.

TIM agrees that it will not solicit for employment, either for itself or any other person or entity, any management personnel of FSGI during the term of its engagement under this Agreement and for a period of twelve (12) months following the termination of this Agreement.

In addition to the time commitment outlined for TIM, there may be the need, with FSGI’s prior written approval, to engage additional outside consultants, specifically in the way of legal and accounting as well as additional analytical resources, to help accomplish the objectives outlined in this engagement.

Engagement Agreement with Triumph Investment Managers

April 28, 2011

Services Provided

The following is a list of services, which is not intended to be complete or to limit the scope of the services that TIM may provide under this Agreement:

•	Assist in the identification and retention of reputable loan review firm to provide objective and credit analysis on the loan portfolio of the Bank.

•	Working collaboratively with management, assist in the development of comprehensive business and capital plans for the Company and the Bank (collectively, the “Strategic Plan”).

•	Assist with the identification of potential senior management candidates necessary to enhance the current management required to execute the Strategic Plan.

•	Assist in the evaluation and re-engineering of the Company’s and Bank’s organizational chart to allow for more efficient communication and reporting.

•	Assist with regulatory relations for FSGI relative to the Strategic Plan.

•	Assist the Board of the Bank (or the Company), or a committee of the Board thereof, with oversight of compliance relative to the proper and timely adherence to regulatory orders and/or agreements.

•	Assist in the identification and selection of new MIS/core operating system.

•	If the Company or the Bank seeks to raise capital, provide such assistance as FSGI management reasonably may request in identifying and contacting potential lead investors.

•	Assist FSGI management in evaluating potential acquisition targets, including the preparation of financial models, reviewing market demographics, transaction negotiations and systems integration.

•	Assist with the development of an investment strategy for excess liquidity.

•	Assist in helping to develop the infrastructure of the Bank for “best practices” implementation.

Engagement Agreement with Triumph Investment Managers

April 28, 2011

Fees and Expenses

In consideration of the services to be provided, TIM will be paid a retainer fee at a rate of $20,000 per month, payable on the first business day of each month, commencing on May 1, 2011; provided, however, that the first payment shall also include a pro rata payment of the retainer fee for the period commencing on the date hereof and ending on April 30, 2011, equal to $2,000.

In addition, as soon as practicable following the achievement of the Strategic Milestones (as defined below), TIM shall receive the following compensation in addition to the retainer:

(1)           FSGI shall pay TIM a cash fee (the “Success Payment”) equal to $500,000.00.

(2)           First Security shall issue to TIM or its designees warrants (the “Warrants”) to purchase such number of shares of the common stock of the Company equal to the sum of 3.5% of the aggregate number of fully diluted shares of First Security common stock issued and outstanding as of, and taking into account, the issuance of the Warrants. The exercise price of the Warrants shall be the lesser of (i) the average closing price from FSGI common stock for the ten trading days immediately preceding the issuance of the Warrants and (ii) the lowest common stock equivalent price at which FSGI issued, during the thirty (30) days immediately preceding the issuance of the Warrants, Securities that constituted 5% or more of the shares of FSGI common stock equivalents outstanding immediately prior to the issuance of such Securities. The Warrants shall be exercisable for a period of seven years from the date of issuance of the Warrants and the terms of the Warrants shall be set forth in one or more agreements (the “Warrant Agreements”), in form and substance reasonably satisfactory to the TIM and the Company. The Warrant Agreements shall contain customary terms, including without limitation, provisions for “cashless” exercise, change of control, and piggyback registration rights. The Warrant Agreement also shall contain provision affording the holder of the Warrants the following anti-dilution protections: (1) anytime within one year after the issuance of the Warrants the Company issues Securities for an Aggregate Cash Consideration (as defined below) in excess of $20 million, then, at the election of the Warrant holder, either or both the exercise price and the number of shares of common stock purchasable under Warrants shall be adjusted to reflect the exercise price and number of shares that the Warrants would have had under this Agreement if those Warrants had been issued at that later date (reduced by any previous partial exercise of the Warrants), and (2) in the case of any issuance of Securities not subject to clause (1) of this sentence, the anti-dilution protection shall consist of a weighted average formula or, at the election of the holder of the Warrants, any anti-dilution protection granted to any other Security holder within ninety (90) days prior to the date of issuance of the Warrants.  As used in this Agreement, the term “Securities” shall mean common stock, convertible preferred stock, convertible debt securities, equity-linked securities, equity-linked joint ventures or other equity-linked arrangements of the Company, the Bank or any other entity that directly or indirectly controls or is controlled by the Company, other than customary equity incentive awards.  “Aggregate Cash Consideration” shall mean the total cash proceeds received by the Company for the sale of Securities, including proceeds received upon the exercise of options, warrants and/or other similar Securities, and any amount paid into escrow.  In the event the Company determines that the Company is required under NASDAQ Stock Market Rule 5635 (or any successor provision) to obtain prior shareholder approval of the issuance of the Warrants, the Company shall use commercially reasonable efforts to obtain such shareholder approval, and in the event that the Company does not obtain such shareholder approval, the Company, at TIM’s election, shall pay TIM an amount in cash of equivalent value to the Warrants.

Engagement Agreement with Triumph Investment Managers

April 28, 2011

As used in this Agreement, the term “Strategic Milestones” means (a) TIM’s presentation to the FSGI board of directors of a reasonably complete draft of the Strategic Plan; and (b) the Company and the Bank having capital levels equal to or in excess of the capital levels generally necessary for a bank holding company or national bank, as applicable to be considered well-capitalized and without taking into account any order, memorandum of understanding or similar directive specifically applicable to the Company or the Bank, and the Bank having a leverage ratio of at least 9.0% and a total risk-based capital ratio of at least 13.0%.  The Company’s capital ratios will be those set forth in the Company’s periodic reports filed with the SEC or the Federal Reserve, and the Bank’s capital ratios will be those set forth in the Bank’s Call Reports; provided, however, that if the Company issues a press release announcing the sale of Securities and disclosing capital ratios that, giving effect to the proceeds of such sale, meet the criteria in clause (b) of the preceding sentence, that criteria shall be deemed to have been satisfied.

If, during the term of this Agreement and prior to the achievement of the Strategic Milestones, the Company enters into an Alternative Transaction (as defined below), FSGI shall pay TIM the Success Payment at the closing of the Alternative Transaction, and FSGI shall not be obligated to issue any of the Warrants referenced in paragraph (2) above.  As used in this Agreement, the phrase Alternative Transaction means a transaction, including a sale of Securities, that results, directly or indirectly, in: (i) a sale of substantially all of the common stock of the Company or the Bank, whether by merger, share exchange, tender offer or other form of transaction; (ii) a sale of all or substantially all of the Company’s assets; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”) becoming a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Company or the Bank, as applicable (other than in the case of the Bank, for the Company’s ownership of the capital stock of the Bank).

Engagement Agreement with Triumph Investment Managers

April 28, 2011

Further, TIM will be reimbursed for actual and reasonable travel expenses as well as other reasonable and customary expenses in connection with its services under this agreement, and subject to the exceptions in the last sentence of this paragraph, total taxable reimbursements shall not exceed $3,000 in any calendar month without the Company’s prior written approval.  Such expenses will be reimbursed monthly upon delivery of reasonable documentation of such expenses. To the extent any reimbursement TIM receives is taxable to TIM, in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement provided in any other taxable year.  The right to a reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.  Nothing contained in this paragraph shall affect in any way (i) the right of an Indemnified Party (as defined below) to indemnification under this Agreement, and (ii) the right of a TIM Board Representative to be reimbursed for actual and reasonable expenses for travel primarily to attend any board or committee meeting.

Co-investment Rights

If at any time during the term of this Agreement there is an issuance of Securities, the Company will use its reasonable best efforts to provide TIM and/or its designees the opportunity, exercisable at any time up to fifteen days prior to such issuance, to purchase at the closing up to $250,000 of such Securities, on the most economically advantageous same terms and conditions that Securities are sold in such transaction.

Term of Agreement

The engagement will begin as of April 28, 2011, and will terminate on April 28, 2013.  TIM’s engagement hereunder may be terminated by either FSGI or   TIM at any time with or without cause, immediately upon 30 days’ written notice to that effect to the other party.  In the event TIM terminates this engagement for Good Reason (as defined below) or FSGI terminates this engagement without Cause (as defined below), TIM will be entitled to the Success Payment and, if applicable, the Warrants as stated above, in the event that at any time prior to the expiration of twelve (12) months after the termination of TIM’s engagement the Strategic Milestones are achieved or an Alternative Transaction is consummated.  As used in this paragraph, the term “Good Reason” means a breach by the Company or the Bank of this Agreement that has had, or reasonably is expected to have, a material adverse effect on the business, interests or reputation of TIM or any TIM Board Representative or any of their affiliates, and which breach by its nature cannot be cured or shall not have been cured within thirty (30) days after written notice of such breach by TIM to FSGI; and the term “Cause” means (i) a reasonable good faith determination of FSGI, by the affirmative vote of at least three-fourths (3/4) of the Company’s then current directors (other than the TIM Board Representatives),

Engagement Agreement with Triumph Investment Managers

April 28, 2011

that TIM or any TIM Board Representative has willfully violated, in connection with the engagement hereunder, any law, rule or regulation governing the operation of the Company or the Bank or any of its affiliates or the insurance of deposits held by the Bank, provided that such violation is described in reasonable detail in the Company’s notice of termination of this Agreement, and provided further that if such violation would not reasonably be expected to have a material adverse effect on the business, interests or reputation of the Company or the Bank or any of their affiliates if such violation is promptly abated, the Company shall have given TIM a reasonably opportunity (which need not be more than thirty (30) days) to cease such violation, or (ii) a breach of this Agreement by TIM or any TIM Board Representative, which breach by its nature cannot be cured or shall not have been cured within thirty (30) days after written notice of such breach by FSGI to TIM, provided that the Board of Directors of either the Company or the Bank determines in good faith, by the affirmative vote of at least three-fourths (3/4) of the then current directors (other than the TIM Board Representatives), that such breach has had, or reasonably is expected to have, a material adverse effect on the business, interests or reputation of the Company or the Bank or any of their affiliates.  Except as expressly provided otherwise in this Agreement, any termination of TIM’s engagement under this Agreement shall not affect the Company’s obligations under this Agreement regarding the payment of fees and expenses and indemnification and contribution, which provisions shall survive such termination and remain operative and in full force and effect.

Independent Contractors

TIM is an independent contract to FSGI, and any person who performs services on behalf of TIM hereunder shall not be an employee of FSGI, and therefore will not be subject to payroll withholding and other similar taxes.  Neither TIM nor its principals are agents of FSGI and shall have no right to bind FSGI, except as expressly specified in this Agreement.  Neither TIM nor any employees of TIM shall be entitled to participate in any employee benefit plans or programs of FSGI, except as provided in this Agreement.  This is a services contract for the services of TIM.  FSGI will report all payments to be made or contemplated hereunder for federal, state and local income tax purposes consistent with TIM’s provision of independent contracting services.  TIM represents to FSGI that, during the entire term of the engagement, TIM will be providing significant, non-management services to FSGI and other parties which are unrelated to either TIM or FSGI in a manner and to an extent such that TIM will qualify as an independent contractor as to FSGI such that any amount deferred under an arrangement between TIM and FSGI will not be subject to Section 409A of the Internal Revenue Code by reason of the exception for certain independent contractor relationships described under Treasury Regulations Section 1.409A-1(f)(2).

Exclusivity

This arrangement is non-exclusive with respect to the activities of TIM.  Subject to the restrictions set forth in the first paragraph under the caption “Personnel,”  TIM may, in its sole discretion, pursue any opportunities in the banking sector independently from FSGI as long as such activities do not in any way interfere with TIM’s obligations relative to the aforementioned engagement.

Engagement Agreement with Triumph Investment Managers

April 28, 2011

Board of Directors

Upon the execution of this Agreement, Messrs. Clarke and Keller (each, a “TIM Board Representative”) will be invited to serve on the Boards of Directors of each of First Security and the Bank, subject to regulatory non-objection. Pending regulatory approval for Messrs. Clarke and Keller to serve as directors of First Security or the Bank, each of Messrs. Clarke and Keller shall be permitted to attend any meeting of the Board of Directors of First Security or the Bank, provided that neither First Security nor the Bank shall be required to permit Messrs. Clarke and Keller to remain present during any confidential discussion regarding the terms of this Agreement or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal, regulatory or Nasdaq requirement. Upon receipt of regulatory non-objection, the Boards of Directors of First Security and the Bank shall appoint Messrs. Clarke and Keller to the respective Boards of Directors until the next annual meeting of shareholders.  For so long as this Agreement is effective, the Boards of Directors of First Security and the Bank will nominate Messrs. Clarke and Keller for re-election to the respective Boards of Directors and recommend to their respective shareholders a vote in favor of their re-election.  The Company and the Bank shall reimburse each of Messrs Clarke and Keller for actual and reasonable expenses for travel primarily to attend board or committee meetings, without regard to any other provision of this Agreement, but for so long as this Agreement is effective, Messrs. Clarke and Keller will not be entitled to any additional compensation for their service as directors.

Confidentiality

The terms of the Mutual Nondisclosure and Confidentiality Agreement, with an effective date as of December 27, 2010, by and between First Security and TIM are incorporated herein, and the obligations under the Mutual Nondisclosure and Confidentiality Agreement remain in effect.  First Security and TIM acknowledge that First Security may, if so advised by counsel, be obligated by applicable securities laws to disclose this Agreement and certain of its contents.  Such disclosure will be coordinated with TIM.

Indemnification

In connection with TIM’s engagement (which engagement may have commenced prior to the date hereof) to advise and assist the Company with the Advisory Services, the Company shall indemnify and hold harmless TIM and its affiliates, the respective directors, officers, agents and employees of TIM and its affiliates and each other person, if any, controlling TIM or any of its affiliates and each of their respective successors and assigns (each, an “Indemnified Party”), to the fullest extent permitted by law, from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of such engagement or TIM’s role in connection therewith, or in the case of a TIM Board Representative, service as an actual or alleged de facto director to the Company or the Bank, and the Company shall reimburse TIM and any Indemnified Party hereunder for all reasonable expenses (including counsel fees) as they are incurred by TIM or any such other Indemnified Party in connection with investigating, preparing or defending any such action or claim whether or not in connection with pending or threatened litigation in which TIM is a party.  The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from TIM’s bad faith, willful misconduct or gross negligence.

Engagement Agreement with Triumph Investment Managers

April 28, 2011

If any such claim, action or proceeding shall be brought against an Indemnified Party, and TIM shall notify the Company, the Company shall be entitled to participate therein, and to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to TIM.  After notice from the Company to TIM of its election to assume the defense of such claim, action or proceeding, the Company shall not be liable to the Indemnified Party under the indemnification provisions of this letter agreement for any legal or other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been authorized by the Company, or (ii) the Company has failed to assume the defense and employ counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) one or more Indemnified Parties and (b) the Indemnified Parties shall have reasonably determined that defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not be liable, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by TIM.

If the indemnification provided for in this Agreement is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and TIM, on the other hand, of the engagement provided for in this Agreement, the relative fault of each of the Company and TIM, as well as any other relevant equitable considerations; provided, however, in no event shall TIM's aggregate contribution to the amount paid or payable exceed the aggregate value of the compensation actually received by TIM under this Agreement.  For the purposes of this agreement, the relative benefits to the Company and to TIM of the engagement under this agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's stockholders, as the case may be, in the Transaction or Transactions that are the subject of the engagement hereunder, whether or not any such Transaction is consummated, bears to (b) the fees paid or to be paid to TIM under this agreement.

Engagement Agreement with Triumph Investment Managers

April 28, 2011

The Company also agrees that neither TIM, nor any of its affiliates nor any officer, director, employee or agent of TIM or any of its affiliates, nor any person controlling TIM or any of its affiliates, shall have any liability to the Company for or in connection with TIM’s engagement hereunder except to the extent such liability for losses, claims, damages, liabilities or expenses incurred by the Company is finally judicially determined to have resulted from TIM’s bad faith, willful misconduct or gross negligence.  The foregoing agreement shall be in addition to any rights that TIM, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution.  For the sole purpose of enforcing and otherwise giving effect to the provisions of this agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this Agreement is brought against TIM or any other indemnified party.

The Company agrees that it will not, without the prior written consent of TIM, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not TIM is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of TIM from all liability arising out of such claim, action, suit or proceeding.

Notwithstanding any other provision of this Agreement, neither the Company nor the Bank shall have any obligation to make any indemnification payment under this Agreement if and to the extent such indemnification payment is a “prohibited indemnification payment” within the meaning of Part 359 of the regulations of the Federal Deposit Insurance Corporation (12 CFR § 359 et seq.) or any successor provision.

Compliance and Regulatory Matters

TIM will agree to abide by all commercially reasonable informational barriers and other regulatory and compliance guidelines, policies and procedures established by First Security that would be relevant to consultants acting in their respective roles.  Each of TIM’s professionals and analysts providing services under this Agreement will agree, upon request, to customary and commercially reasonable provisions regarding non-disclosure or use of confidential information, non-disparagement and non-solicitation of employees.

Engagement Agreement with Triumph Investment Managers

April 28, 2011

In the event that any banking regulator having jurisdiction over the Company or the Bank objects in writing to this Agreement, the Company and the Bank may immediately terminate TIM’s engagement hereunder, and, in such event, TIM shall not under any circumstances be entitled to the payment of the Success Payment or the issuance of the Warrant upon the subsequent achievement of the Strategic Milestones or occurrence of an Alternative Transaction.  Any termination of TIM’s engagement under this Agreement pursuant to the immediately preceding sentence shall not affect the Company’s obligations under this Agreement regarding indemnification and contribution, which provisions shall survive such termination and remain operative and in full force and effect.

Payment of Fees

The Bank shall be obligated to pay the fees and costs under this Agreement for services provided by TIM, except to the extent the Bank reasonably determines that such services were provided for the Company, for which the Bank will have no obligation to pay.  The Company shall be obligated to pay all fees and costs under this Agreement for services provided by TIM that are not covered by the Bank.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to its principles of conflicts of law.

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Engagement Agreement with Triumph Investment Managers

April 28, 2011

This Agreement is acknowledged and agreed to on this 28th day of April, 2011 by:

FIRST SECURITY GROUP, INC.

By	/s/ Ralph E. Coffman, Jr.

Title:     President and Interim Chief Executive Officer
Print name:      Ralph E. Coffman, Jr.

FSGBank, National Association

By	/s/ Ralph E. Coffman, Jr.

Title:     President and Interim Chief Executive Officer
Print name:      Ralph E. Coffman, Jr.

TRIUMPH INVESTMENT MANAGERS LLC

By	/s/ Robert P. Keller

Title:                 Managing Director
Print name:       Robert P. Keller

By	/s/ John J. Clarke

Title:                 Managing Director
Print name:       John J. Clarke